Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF PLAYSTUDIOS, INC.

PLAYSTUDIOS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 21, 2021, as previously amended on June 5, 2024 (as so amended, the “Certificate of Incorporation”).

2.Upon this Certificate of Amendment becoming effective pursuant to the DGCL (the “Effective Time”), each ten (10) shares of the Corporation’s issued and outstanding Class A Common Stock, par value $0.0001 per share, and each ten (10) shares of the Corporation’s issued and outstanding Class B Common Stock, par value $0.0001 per share, in each case immediately prior to the Effective Time, shall automatically be combined, converted and changed into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock or Class B Common Stock, respectively, without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares shall be entitled to receive cash in lieu thereof as provided in the proxy statement relating to the approval of this Certificate of Amendment.

3.Section 4.03(a)(iii) of the Certificate of Incorporation shall be deemed satisfied by the Reverse Stock Split effected pursuant to this Certificate of Amendment, and the Reverse Stock Split shall apply proportionately to both the Class A Common Stock and the Class B Common Stock in a manner that maintains the same proportionate equity ownership and voting rights between the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock immediately prior to the Effective Time.

4.The Reverse Stock Split shall not change the total number of authorized shares of capital stock of the Corporation or the par value per share of any class of stock of the Corporation.

5.This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.This Certificate of Amendment shall become effective at 5:00 p.m. Eastern Time on September 30, 2026.

7.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 25 day of September, 2026.

PLAYSTUDIOS Inc.

By:	/s/ Joel Agena
Name:	Joel Agena
Title:	General Counsel and Secretary